OSL Holdings, Inc

1669 Edgewood Rd, Suite 214

Yardley, PA 19067

June 24, 2014

PERSONAL AND CONFIDENTIAL

Thomas D’Orazio

9424 Centerwood Drive

Raleigh, NC 27617

Re: Terms of Employment

Dear Mr. D’Orazio:

In accordance with our ongoing discussions, the following are the terms and conditions that we propose for your employment with OSL Holdings, Inc. (“OSL or the “Company”) as Vice President, Corporate Controller and Principal Accounting Officer. If, after reviewing these terms and conditions, you feel that they are acceptable to you, please so indicate by executing a copy of this letter agreement (the “Agreement”) and returning it to us. Your start date of employment will be July 7, 2014.

The various terms and conditions of your employment will be as follows:

1. Base Salary. Your base salary will be One Hundred and Sixty Five Thousand Dollars ($165,000) per year (the “Base Salary”), less applicable deductions and withholdings. On or before December 31, 2014, this Base Salary will be reviewed and a package including a new Base Salary of not less than One Hundred Eighty Thousand Dollars ($180,000) per year and a new Bonus may be mutually agreed upon.

2. Transition Bonus. A one-time bonus targeted at Fifteen Thousand Dollars ($15,000) bonus (the “Transition Bonus”) will be paid by the end of September 2014 upon completion of a three-month (July through September 2014) transition from RH Management and Steve Handy.

3. Benefits. In addition to your base salary, you will be entitled to the following benefits during your employment with the Company:

Fifteen (15) days of paid vacation each year (which will be prorated for the calendar year 2014 based upon the date you commence full-time employment with the Company). Vacation days shall not accrue beyond a cap of fifteen (15) days and shall resume accrual once the number of accrued days is reduced below fifteen (15);

Holidays in accordance with the Company’s policies; and

Expense reimbursement based on monthly expense reports to be validated and approved in writing.

(d) The terms and conditions that we propose for your employment does not include health, life, dental and long or short term disability insurance benefits.

4. Stock Options. Subject to the approval of the Company’s Board of Directors and subject to the terms of the upcoming Company’s Stock Option/Stock Issuance Plan and a Separate Stock Option Agreement, you shall be granted options (the “Option”), to purchase Two Hundred and Twenty Six Thousand (226.000) shares of the Company’s Common Stock. The Options will have an exercise price equal to the fair market value of the Common Stock as determined by the Board of Directors on the date of grant of each option. Provided you are continuously employed by the Company during the vesting period, the Options will vest over a four-year period commencing on your first day of employment, such that twenty-five percent (25%) of the shares subject to the Option shall vest one (1) year from your start date with the Company and the remaining seventy-five percent (75%) of the shares subject to the Option will vest in thirty-six (36) equal monthly installments thereafter.

5. Severance, At Will Employment. Your employment with the Company is not for a guaranteed or definite period of time. Rather, your employment relationship will be “at will.” This means that you will have the right to resign and the Company will have the right to terminate your employment at any time for any reason, with, or without Cause (as defined below) and with or without notice. Your status will remain at-will until and unless such status is expressly changed in writing signed and dated by the CEO of the Company. In the event that your employment with the Company is terminated without Cause on or before November 1, 2014, your Base Salary and any qualifying Bonus payments will continue to be paid through November 1, 2014 or three months from date of termination, whichever is greater, as if you had remained employed through that date; provided, however, that such Base Salary continuation payments will be conditioned upon your execution and non-revocation of a general release of claims against the Company in a form satisfactory to the Company. For avoidance of doubt, if your employment is terminated by you or by the Company for any reason and at any time (other than a termination by the Company without Cause on or before November 1, 2014 as described in the preceding sentence), the Company will have no further obligations to you as of the date your employment is terminated.

For purposes of this Agreement “Cause” shall mean (A) a breach of any of your material obligation under this Agreement, the attached Schedule B or Schedule C or any other agreement with the Company, or your breach of any duty owed to the Company; (B) the conviction of, or plea of guilty or nolo contendere by, you in respect of any felony; (C) the perpetration by you of fraud against the Company; (D) the failure by you to substantially perform your duties with the Company; or (E) any misconduct by you which could have, or could reasonably be expected to have, an adverse effect in any material respect on (i) your ability to function as an employee of the Company, taking into account the services required of you or (ii) the business and/or reputation of Company.

6. Title and Duties. You will be appointed as Vice President, Corporate Controller and Principal Accounting Officer, of the Company as of the commencement of your full time employment and will report directly to the CEO of the company or his designated representative. Your duties shall include, but not be limited to, all facets of the accounting department, Sarbanes Oxley 404, Securities and Exchange Commission filings including Form 10-K, Form 10-Q, Form 8-K, annual proxy statements, and supporting the overall operations of the Company.

7. Indemnification of Executive. The Company shall indemnify and hold harmless Executive to the full extent authorized or permitted by law with respect to any claim, liability, action, or proceeding instituted or threatened against or incurred by Executive or his legal representatives and arising in connection with Executive’s conduct or position at any time as an officer, employee or agent of the Company or any subsidiary thereof. The Company shall not change, modify, alter, or in any way limit the existing indemnification and reimbursement provisions relating to and for the benefit of its directors and offices without the prior written consent of the Executive, including any modification or limitation of any directors and officer liability insurance program.

8. Conditions of Employment. Your employment shall be conditioned upon your acceptance of the following:

That you agree to execute and abide by the terms and conditions of the Company’s standard Proprietary Information and Inventions Agreement between you and the Company, substantially in the form attached hereto as Schedule B. You further agree that at all times both during your employment by the Company and after your termination, you will keep in confidence and trust, and will not use or disclose, except as directed by the Company, any confidential or proprietary information of the Company.

That you represent, warrant and covenant that the performance of your duties for the Company will not require you to violate any agreement with any former employer and you agree not to do so. During your employment by the Company you shall not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom you have an obligation of confidentiality, and you will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom you have an obligation of confidentiality unless consented to in waiting by that former employer or person. Further, you represent that except as disclosed and summarized on Schedule A attached hereto, you have not entered into, and you agree in the future not to enter into, any agreement in conflict with the terms of this Agreement or your employment with the Company.

You shall devote all of your business time, attention, knowledge, skills and interests to the business of the Company and the Company shall be entitled to all of the benefits and profits arising from or incident to such work, services and advice other than those listed in Schedule A.

For the duration of your employment with the Company, you shall not, whether directly or indirectly, render any material services of a commercial or professional nature to any other person or organization, whether for compensation or otherwise, without the prior consent of the Company’s Board of Directors other than those listed in Schedule A.

As required by law, this offer of employment is subject to satisfactory proof of your right to work in the United States. We hope that these terms and conditions are acceptable to you. Please feel free to contact me with any questions. To accept this offer, please sign below and also where indicated on the Proprietary Information and Inventions Agreement attached hereto as Schedule B. This offer if not accepted, will expire on June 28, 2014.

Sincerely,

OSL Holdings, Inc

By:
Robert Rothenberg
Chief Executive Officer

AGREED AND ACCEPTED:

Thomas D’Orazio

9424 Centerwood Drive

Raleigh, NC 27617

Schedule A

CONFLICTING AGREEMENTS

Exhibit A

Section 2870. Invention on Own Time Exemption from Agreement

Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.

Result from any work performed by the employee for his employer.

To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

Exhibit B

1. The following is a complete list of all Inventions or Improvements relevant to the subject matter of my employment by OSL Holdings, Inc. (the “Company”) that have been made or conceived or first reduced to practice by me or jointly with others prior to my employment by the Company that I desire to remove from the operation of the Company’s Proprietary Information and Inventions Agreement:

Schedule B

EMPLOYEE PROPRIETARY INFORMATION

AND INVENTIONS AGREEMENT

The following confirms an agreement between me and OSL Holdings, Inc. , Inc., a Nevada corporation (hereafter referred to as the “Company”), which is a material part of the consideration for my employment by the Company:

1. I understand that the Company possesses Proprietary Information which is important to its business. For purposes of this Agreement, “Proprietary Information” is information that was developed, created, or discovered by the Company, or which became known by, or was conveyed to the Company, which has commercial value in the Company’s business. “Proprietary Information” includes, but is not limited to, trade secrets, copyrights, ideas, techniques, know-how, inventions (whether patentable or not), and/or any other information of any type relating to designs, configurations, toolings, documentation, recorded data, schematics, circuits, mask works, layouts, source code, object code, master works, master databases, algorithms, flow charts, formulae, works of authorship, mechanisms, research, manufacture, improvements, assembly, installation, intellectual property including patents and patent applications, business plans, past or future financing, marketing, forecasts, pricing, customers, the salaries, duties, qualifications, performance levels, and terms of compensation of other employees, and/or cost or other financial data concerning any of the foregoing or the Company and its operations generally and other information concerning the Company’s actual or anticipated business, research or development, or which is received in confidence by or for the Company from any other person. I understand that my employment creates a relationship of confidence and trust between me and the Company with respect to Proprietary Information.

2. I understand that the Company possesses “Company Documents” which are important to its business. For purposes of this Agreement, “Company Documents” are documents or other media that contain Proprietary Information or any other information concerning the business, operations or plans of the Company, whether such documents have been prepared by me or by others. “Company Documents” include, but are not limited to, blueprints, drawings, photographs, charts, graphs, notebooks, customer lists, computer disks, tapes or printouts, sound recordings and other printed, typewritten or handwritten documents.

3. In consideration of my employment by the Company and the compensation received by me from the Company from time to time, I hereby agree as follows:

All Proprietary Information and all patents, patent rights, copyrights, mask work rights, trade secrets, moral rights and other rights in connection therewith shall be the sole property of the Company. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information. At all times, both during my employment by the Company and after its termination, I will keep in confidence and trust and will not use or disclose any Proprietary Information or anything relating to it without the prior written consent of an officer of the Company, except as may be necessary in the ordinary course of performing my duties to the Company.

I agree to make and maintain adequate and current written records, in a form specified by the Company, of all inventions, trade secrets and works of authorship assigned or to be assigned pursuant to this Agreement. All Company Documents shall be the sole property of the Company. I agree that during my employment by the Company, I will not remove or electronically transmit any Company Documents from the business premises of the Company or deliver any Company Documents to any person or entity outside the Company, except as I am required to do in connection with performing the duties of my employment. I further agree that, immediately upon the termination of my employment by me or by the Company for any reason, or during my employment if so requested by the Company, I will return all Company Documents, apparatus, equipment, and other physical property, or any reproduction of such property, excepting only (i) my personal copies of records relating to my compensation; (ii) my personal copies of any materials previously distributed generally to shareholders of the Company; and (iii) my copy of this Agreement or related agreements.

I will promptly disclose in writing to my immediate supervisor, with a copy to the President of the Company, or to any persons designated by the Company, all “Inventions,” which includes all improvements, inventions, works of authorship, mask works, computer programs, formulae, ideas, processes, techniques, know-how, and data, whether or not patentable, made or conceived or reduced to practice or developed by me, either alone or jointly with others, during the terms of my employment. I will also disclose to the President of the Company all things that would be Inventions if made during the term of my employment, conceived, reduced to practice, or developed by me within six (6) months of the termination of my employment with the Company or my departure. Such disclosures shall be received by the Company in confidence (to the extent they are not assigned in (d) below) and do not extend the assignment made in Section (d) below. I will not disclose Inventions to any person outside the Company unless I am requested to do so by management personnel of the Company.

I agree that all Inventions which I make, conceive, reduce to practice or develop (in whole or in part, either alone or jointly with others) during my employment shall be the sole property of the Company to the maximum extent permitted by Section 2870 of the California Labor Code, a copy of which is attached as Exhibit A. This assignment shall not extend to Inventions, the assignment of which is prohibited by Labor Code Section 2870. The Company shall be the sole owner of all patents, copyrights and other intellectual property or other rights in connection therewith. I further acknowledge and agree that such Inventions, including any computer programs, programming documentation, and other works of authorship, are “works made for hire” for purposes of the Company’s rights under copyright laws. I hereby assign to the Company any rights I may have or acquire in such Inventions.

I agree to perform, during and after my employment (so long as I am compensated reasonably for my time), all acts deemed necessary or desirable by the Company to permit and assist it, at the Company’s expense, in obtaining, maintaining, defending and enforcing patents, copyrights or other rights on such Inventions and improvements in any and all countries. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents, as my agents and attorney-in-fact to act for and on my behalf and instead of me, to execute and file any applications or related findings and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights or other rights thereon with the same legal force and effect as if executed by me.

I have attached as Exhibit B a complete list of all Inventions or improvements to which I claim ownership and that I desire to remove from the operation of this Agreement, and I acknowledge and agree that such list is complete. If no such list is attached to this Agreement, I represent that I have no such Inventions and improvements at the time of signing this Agreement. If, in the course of my employment with the Company, I incorporate into a Company product, process or machine such an existing Invention or improvement owned by me or in which I have an interest, the Company is hereby granted and shall have a nonexclusive, royalty- free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Invention or improvement as part of or in connection with such product, process or machine.

Prior to my submitting or disclosing for possible publication or dissemination outside the Company any material prepared by me that incorporates information that concerns die Company’s business or anticipated research, I agree to deliver a copy of such material to an officer of the Company for his or her review. Within twenty (20) days of such submission, the Company agrees to notify me whether the Company believes such material contains any Proprietary Information, and I agree to make such deletions and revisions as are reasonably requested by the Company to protect its Proprietary Information. I further agree to obtain the consent of the Company prior to any review of such material by persons outside the Company.

I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to my employment by the Company, and I will not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to any previous employers or others. I represent and warrant that I have returned all property and confidential information belonging to all prior employees. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith or in conflict with my employment with the Company. I further agree to conform to the rules and regulations of the Company.

4. I agree that I am employed on an “at-will” basis. This means that I have the right to resign and the Company has the right to terminate my employment at any time for any reason, with or without cause. This is the complete agreement between the Company and me on this term of my employment. I further agree that this term can only be modified by an officer of the Company and he or she can only do so in a writing signed and dated by him or her and me.

5. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provisions shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provisions were so excluded and shall be enforceable in accordance with its terms.

6. This Agreement shall be effective as of the first day of my employment with the Company and shall be binding upon me, my heirs, executor, assigns, and administrators, and shall inure to the benefit of the Company, its subsidiaries, successors and assigns.

7. I agree that the covenants and obligations contained in this Agreement relate to special, unique and extraordinary matters and that a violation of any of such covenants or obligations may cause the Company irreparable injury for which adequate remedy at law will not be available; and, therefore, that upon any such breach of any such covenant or obligation, or any threat thereof, the Company shall be entitled to the immediate remedy of a temporary restraining order, preliminary injunction or such other form of injunctive or equitable relief in addition to whatever remedies they might have at law. Furthermore, I agree to indemnify the Company against and shall reimburse the Company for and in respect of any and all claims, demands, losses, cost, expenses, obligations, liabilities, damages, remedies and penalties, including interest, penalties and reasonable attorneys’ fees and expenses that the Company shall incur or suffer and which arise from, are attributable to, by reason of or in connection with any breach or inaccuracy of or any failure to perform or comply with any of my agreements or covenants contained in this Agreement.

8. This Agreement can only be modified by a subsequent written agreement executed by an officer of the Company.

9. Although I may work for the Company outside of Pennsylvania or the United States, I understand and agree that this Agreement shall be interpreted and enforced in accordance with the laws of the Commonwealth of Pennsylvania.

I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY.